Exhibit 99.1

Financial Statements and

Report of Independent Certified Public Accountants

CaseCentral, Inc.

December 31, 2011 and 2010

Audit Tax Advisory

Report of Independent Certified Public Accountants	Grant Thornton LLP
One California Street, Suite 2300
San Francisco, CA 94111-5424

T 415.986.3900
Board of Directors	F 415.986.3916
CaseCentral, Inc.	www.GrantThornton.com

We have audited the accompanying balance sheets of CaseCentral, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CaseCentral, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the 2010 financial statements have been restated.

/s/ Grant Thornton LLP

San Francisco, California

May 3, 2012

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

CaseCentral, Inc.

BALANCE SHEETS

December 31,

	2011	2010
		(as restated, see Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$1,217,084	$2,011,759
Accounts receivable, net of allowance of $157,241 and $100,122, respectively	1,576,205	2,907,627
Prepaid expenses and other current assets	596,765	519,425

Total current assets	3,390,054	5,438,811
Property, equipment, and capitalized software, net	4,681,260	3,208,390
Other assets	449,464	490,054

Total assets	$8,520,778	$9,137,255

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$592,368	$565,966
Accrued liabilities	1,378,091	1,522,256
Deferred revenue	1,451,007	1,283,598
Current portion of capital lease obligation	715,793	633,183
Current portion of notes payable	2,593,476	2,457,756
Other current liabilities	124,009	330,680

Total current liabilities	6,854,744	6,793,439
Capital lease obligation, less current portion	449,301	400,375
Notes payable, less current portion	1,247,168	2,340,644
Deferred rent, less current portion	79,669	92,938

Total liabilities	8,630,882	9,627,396
Commitments and contingencies (See Note 8)
Stockholders’ deficit:
Convertible preferred stock:
Series A, $0.001 par value. Authorized, issued, and outstanding 6,000,000 shares; aggregate liquidation preference of $6,000,000	6,000,000	6,000,000
Series B, $0.001 par value. Authorized 10,000,000 shares; issued and outstanding 9,905,564 shares; aggregate liquidation preference of $11,391,400	11,391,400	11,391,400
Series C, $0.001 par value. Authorized 5,000,000 shares; issued and outstanding 4,347,827 shares; aggregate liquidation preference of $5,000,000	4,080,964	4,080,964
Series D, $0.001 par value. Authorized 1,720,000 shares; issued and outstanding 1,562,584 shares; aggregate liquidation preference of $2,343,876	1,385,127	1,385,127
Common stock, $0.001 par value. Authorized 65,000,000 shares; issued and outstanding 27,098,198 and 27,087,990, respectively	27,458	27,448
Additional paid-in capital	3,523,725	3,268,789
Accumulated deficit	(26,518,778)	(26,643,869)

Total stockholders’ deficit	(110,104)	(490,141)

Total liabilities and stockholders’ deficit	$8,520,778	$9,137,255

See accompanying notes to financial statements.

CaseCentral, Inc.

STATEMENTS OF OPERATIONS

Years Ended December 31,

	2011	2010
Revenues	$19,689,614	$20,233,756
Discounts and allowances	(108,861)	(10,700)

Net revenues	19,580,753	20,223,056

Expenses:
Cost of revenues	10,441,989	10,389,930
Sales and marketing	3,255,221	4,536,712
Research and development	1,858,727	1,664,296
General and administrative	3,398,852	3,407,591

Total expenses	18,954,789	19,998,529

Income from operations	625,964	224,527
Interest and other income	1,256	2,531
Interest and other expense	(716,375)	(599,024)
Change in fair value of warrant liability	217,000	(14,000)

Income (loss) before income taxes	127,845	(385,966)
Income tax expense (benefit)	2,754	(48,595)

Net income (loss)	$125,091	$(337,371)

See accompanying notes to financial statements.

CaseCentral, Inc.

STATEMENT OF STOCKHOLDERS’ DEFICIT

Years Ended December 31, 2011 and 2010

	Convertible Preferred Stock										Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series A		Series B		Series C		Series D		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2009	6,000,000	$6,000,000	9,905,564	$11,391,400	4,347,827	$4,080,964	1,562,584	$1,385,127	27,017,150	$27,377	$2,850,663	$(26,306,498)	$(570,967)
Exercise of stock options	—	—	—	—	—	—	—	—	70,840	71	15,675	—	15,746
Share-based compensation	—	—	—	—	—	—	—	—	—	—	402,451	—	402,451
Net loss	—	—	—	—	—	—	—	—	—	—	—	(337,371)	(337,371)

Balances as of December 31, 2010	6,000,000	6,000,000	9,905,564	11,391,400	4,347,827	4,080,964	1,562,584	1,385,127	27,087,990	27,448	3,268,789	(26,643,869)	(490,141)
Exercise of stock options	—	—	—	—	—	—	—	—	10,208	10	2,875	—	2,885
Share-based compensation	—	—	—	—	—	—	—	—	—	—	252,061	—	252,061
Net income	—	—	—	—	—	—	—	—	—	—	—	125,091	125,091

Balances as of December 31, 2011	6,000,000	$6,000,000	9,905,564	$11,391,400	4,347,827	$4,080,964	1,562,584	$1,385,127	27,098,198	$27,458	$3,523,725	$(26,518,778)	$(110,104)

See accompanying notes to financial statements.

CaseCentral, Inc.

STATEMENTS OF CASH FLOWS

Years Ended December 31,

	2011	2010
		(as restated, see Note 2)
Cash flows from operating activities:
Net income (loss)	$125,091	$(337,371)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of discount on notes payable	67,200	50,400
Change in fair value of warrant liability	(217,000)	14,000
Amortization of debt issuance costs	16,354	11,063
Amortization of capital leases costs	44,136	50,333
Depreciation and amortization of property and equipment and trademarks	1,466,035	1,320,792
Share-based compensation	252,061	402,451
Changes in operating assets and liabilities:
Accounts receivable, net	1,331,422	(1,484,685)
Prepaid expenses, other current assets, and other assets	511,149	(64,844)
Accounts payable	26,402	(814,305)
Accrued liabilities	(144,165)	(340,613)
Deferred revenue	167,409	(395,580)
Other current liabilities	(2,940)	130,770

Net cash provided by (used in) operating activities	3,643,154	(1,457,589)

Cash flows from investing activities:
Purchases of property and equipment	(253,506)	(67,403)
Capitalized software costs	(1,987,389)	(1,698,127)

Net cash used in investing activities	(2,240,895)	(1,765,530)

Cash flows from financing activities:
Principal payments on capital leases	(1,174,863)	(842,708)
Principal payments on borrowings	(2,524,956)	(3,000,000)
Proceeds from borrowings	1,500,000	5,000,000
Proceeds from exercise of stock options	2,885	15,746

Net cash provided by (used in) financing activities	(2,196,934)	1,173,038

Net decrease in cash and cash equivalents	(794,675)	(2,050,081)
Cash and cash equivalents at beginning of year	2,011,759	4,061,840

Cash and cash equivalents at end of year	$1,217,084	$2,011,759

Supplemental disclosures of cash flow information:
Cash paid (refunded) during the year:
Interest paid	$600,219	$507,280
Income taxes refunded (paid), net	2,516	(58,992)
Noncash investing and financing activity:
Equipment acquired under capital leases	698,010	857,322
Software licenses acquired under capital leases	608,389	183,850

See accompanying notes to financial statements.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1 – DESCRIPTION OF THE COMPANY

CaseCentral, Inc. (the “Company”) was incorporated in California in 1993. Between 1993 and 1999, the Company’s legal names were JDDI, Inc., Document Repository, Inc., and CaseCentral.com, Inc. In 2000, the Company’s name was changed to CaseCentral, Inc. The Company is an application service provider and makes available to its customers over a secure network a variety of document management applications. The Company also provides professional services, which include initial implementation and ongoing support services.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Certain amounts in the prior year’s financial statements have been reclassified to conform to the current year’s presentation. For the year ended December 31, 2010, the Company included the change in fair value of warrant liability of ($14,000) in interest and other expense. Such reclassification did not affect net income (loss) or net cash provided (used in) operating activities.

As discussed in Note 11, the Company was acquired on February 21, 2012 and is now a fully-owned subsidiary of Guidance Software, Inc. The Company believes that the acquisition will provide greater stability and a broader platform for future growth.

Restatement of Financial Statements

In the accompanying financial statements, the Company has restated its balance sheet as of December 31, 2010 and its statement of cash flows for the year then ended. During 2010, in conjunction with a new lease agreement, the Company entered into a letter of credit for the amount of $338,434 with one of its banks. This restricted cash amount previously included in cash and cash equivalents has been restated to other assets as of December 31, 2010.

The following is a summary of the effects of this adjustment on the Company’s 2010 financial statements:

Balance Sheet as of December 31, 2010

	As Previously Reported	Adjustments	As Restated
Cash and cash equivalents	$2,350,193	$(338,434)	$2,011,759
Total current assets	5,777,245	(338,434)	5,438,811
Other assets	151,620	338,434	490,054

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Restatement of Financial Statements (continued)

Cash Flow for the Year Ended December 31, 2010

	As Previously Reported	Adjustments	As Restated
Prepaid expenses, other current assets, and other assets	$273,590	$(338,434)	$(64,844)
Net cash provided by (used in) operating activities	(1,119,155)	(338,434)	(1,457,589)
Cash and cash equivalents at the end of the year	2,350,193	(338,434)	2,011,759

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates.

The most significant areas that require management judgment are revenue recognition, reserves for allowances and the valuation associated with the preferred stock warrant liability.

Revenue Recognition

The Company generates revenue from web-based document management services, implementation services, and consulting services. Customers have the right to access the Company’s software via the web; however, they may not take possession of the software at any time during the term of the agreement. The Company does not license its software applications.

The Company’s services to customers can be segregated into two primary elements: (1) document management services including implementation services; and (2) consulting and other services. In general, revenues are recognized as services are performed provided that persuasive evidence of an arrangement exists, fees are considered fixed or determinable, and collection of the receivable is reasonably assured.

Effective January 1, 2011, the Company adopted Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to ASC Topic 605, Revenue Recognition) (“ASU 2009-13”). The new standard changes the requirements for establishing separate units of accounting in a multiple element arrangement and requires the allocation of arrangement consideration to each deliverable to be based on the relative selling price. The Company adopted this new standard on a prospective basis; therefore, it applies only to revenue arrangements entered into or materially modified beginning January 1, 2011. For revenue arrangements that were entered into or materially modified after the adoption of this standard, implementation of this new authoritative guidance had an insignificant impact on the Company’s reported revenue in 2011 as compared to revenue if the related arrangements entered into or modified after the effective date were subject to the accounting requirements in effect in the prior year.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

When subscription services and usage-based fee arrangements involve multiple elements that qualify as separate units of accounting, the Company allocates arrangement consideration in multiple-deliverable revenue arrangements at the inception of an arrangement to all deliverables based on the relative selling price method in accordance with the selling price hierarchy, which includes: (i) vendor specific objective evidence (“VSOE”) if available; (ii) the third-party evidence (“TPE”) if VSOE is not available; and (iii) the best estimate of selling price (“BESP”) if neither VSOE nor TPE is available.

•

VSOE. The Company determines VSOE based on its historical pricing and discounting practices for the specific product or service when sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices for these services fall within a reasonably narrow pricing range.

•

TPE. When VSOE cannot be established for deliverables in multiple element arrangements, the Company applies judgment with respect to whether it can establish a selling price based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, the Company’s go-to-market strategy differs from that of its peers and its offerings contain a significant level of differentiation such that the comparable pricing of services with similar functionality cannot be obtained. Furthermore, the Company is unable to reliably determine what similar competitor services’ selling prices are on a stand-alone basis. As a result, the Company has not been able to establish selling prices based on TPE.

•

BESP. When it is unable to establish a selling price using VSOE or TPE, the Company uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the service was sold on a stand-alone basis. The Company determines BESP for deliverables by considering multiple factors including, but not limited to, prices it charges for similar offerings, market conditions, competitive landscape and pricing practices.

Arrangement consideration is allocated using the relative selling price method. The Company has not historically priced its subscription services and usage-based fee arrangements within a narrow range and has limited standalone sales or renewals for these arrangements. As a result, the Company has determined that neither VSOE nor TPE are available and uses BESP to allocate the selling price to subscription services and usage-based fee deliverables.

In general, the Company recognizes revenue for monthly fees on a straight-line basis over the contractual contract period commencing on the date the services are made available to the customer. Usage-based fees, that are determined monthly, are recognized when incurred. In general, upfront non-refundable fees received at the inception of an arrangement are deferred and recognized over the longer of the contractual term or the estimated customer relationship period.

The Company accounts for sales and other use taxes on a net basis.

Reserves for Allowances

The Company maintains an allowance for billing adjustments related to the resolution of potential billing disputes and an allowance for estimated losses associated with the potential inability of customers to make required payments due.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Reserves for Allowances (continued)

The estimate of the amount of receivables the Company will not be able to collect requires judgment. The allowance is based on the Company’s assessment of the collectability of customer accounts. Management regularly reviews the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. Management believes that any risk of loss is significantly reduced due to the nature of the customers which are primarily the top 250 law firms in the nation and Fortune 500 companies. If the financial condition of the Company’s customers were to deteriorate resulting in impairment of their ability to make payments, or the Company’s current loss profile was to change, additional allowances may be required. Receivables are charged against the allowance when management believes the uncollectability of a receivable balance, or portion thereof, has been confirmed.

A reserve for estimated sales discounts and allowances is established based on historical trends in service discount rates. The reserve for estimated sales discounts and allowances is recorded as a reduction of the Company’s revenue and accounts receivable. If actual estimated discounts and allowances were to deviate from the historical data on which the reserve had been established, the Company’s net revenue could be adversely affected.

Deferred Revenue

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from the Company’s document management services, including implementation services and consulting and other services described above and are recognized as revenue recognition criteria are met.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents, which primarily consist of cash on deposit with banks and money market accounts, are stated at cost, which approximates fair value.

Property, Equipment, and Capitalized Software, Net

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to seven years. Equipment held under capital leases and leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful life of the asset. Amortization expense related to equipment held under capital leases is included in depreciation expense. Repairs and maintenance costs are charged to operating expenses as incurred.

All direct costs after the preliminary project stage incurred in connection with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll-related costs for employees who are directly associated with and devote time to an internal-use software development project, have been capitalized. Costs related to specific upgrades and enhancements are also capitalized when it is probable the expenditures will result in additional functionality.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property, Equipment, and Capitalized Software, Net (continued)

Through December 31, 2011 and 2010, the Company capitalized $9,286,251 and $7,298,862, respectively, primarily related to payroll and payroll-related costs. Such capitalized costs are amortized on a straight-line basis over the software’s estimated useful life of 36 months. Accumulated amortization was $5,843,452 and $5,263,371 at December 31, 2011 and 2010, respectively.

Research and Development

Research and development costs are expensed as incurred.

Lease Obligations

The Company recognizes lease obligations with fixed escalations of rental payments on a straight-line basis. Accordingly, the total amount of base rentals over the term of the Company’s leases is charged to expense on the straight-line method, with the amount of rental expense in excess of lease payments recorded as a deferred rent liability. As of December 31, 2011, the Company has reflected deferred rent liabilities of $92,938 in the accompanying balance sheets.

Convertible Preferred Stock Warrants

Freestanding warrants related to shares of the convertible preferred stock are classified with other current liabilities on the Company’s consolidated balance sheets. The convertible preferred stock warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the accompanying statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of: (1) the exercise or expiration of the warrants and (2) the completion of a liquidity event, including the completion of an initial public offering, at which time all convertible preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to additional paid-in capital.

Concentration of Credit Risk

The Company sells its product primarily to customers in North America. The Company performs ongoing evaluations of its customers’ financial condition and generally requires no collateral. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company also invests primarily in money market accounts and is exposed to credit risk in the event of default to the extent that the amount invested is in excess of amounts insured by the Federal Deposit Insurance Corporation (the “FDIC”), or the Securities Investor Protection Corporation. From time to time, the Company maintains cash balances in excess of the FDIC limits.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures certain financial assets and liabilities that are reported at fair value each reporting period. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments and Fair Value Measurements (continued)

The fair value of cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued liabilities approximate their carrying values due to their short-term nature. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the Company’s loans and capital lease obligations approximate their fair values. Fair value measurements are classified and disclosed in one of the following three categories:

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities.

Level 2—Valuations based on other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Valuations based on inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The Company has cash equivalents that are subject to fair value measurement and are valued using Level 1 inputs.

The Company’s preferred stock warrants issued to noteholders described in Note 6 are valued using Level 3 inputs. The fair market value of these warrants were calculated based on the probability weighted expected return method (“PWERM”) pricing model, and considered the following scenarios: initial public offering, sale or merger of the Company at a consideration lower or higher than a certain amount, and liquidation. The change in the value of the warrant liability is summarized below:

Fair value as of December 31, 2009	$—
Fair value of warrants vested during the year	252,000
Change in fair value recorded in the statement of operations	14,000

Fair value as of December 31, 2010	266,000
Change in fair value recorded in the statement of operations	(217,000)

Fair value as of December 31, 2011	$49,000

Advertising Costs

Advertising costs are expensed as incurred. These amounts are included in sales and marketing expenses in the accompanying statements of operations. Such costs were approximately $37,000 and $63,000 for the years ended December 31, 2011 and 2010, respectively.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be recovered.

Stock-Based Compensation

The Company recognizes expenses related to stock-based compensation awards that are ultimately expected to vest based on estimated fair values on the date of grant using the Black-Scholes option-pricing model, and recognizes the compensation expense over the award’s requisite service period, which generally equals the vesting period.

Stock-Based Compensation (continued)

The Company is required to estimate potential forfeitures of stock grants and adjust compensation cost recorded accordingly. The estimate of forfeitures is based on historical experience and is adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from the prior estimates. Changes in estimated forfeitures are recognized in the period of change and would impact the amount of stock-based compensation expense to be recognized in future periods.

The weighted-average fair value of stock options granted was $0.13 and $0.11 in 2011 and 2010, respectively, and was estimated using the following assumptions for the year ended December 31,:

	2011	2010
Risk-free interest rate	1.49-2.76%	2.09-3.26%
Expected volatility of common stock	41%	41%
Dividend yield	—	—
Expected option term	6.25 years	6.25 years

The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant. The stock-price volatility has been based on the volatility of publicly traded peer group companies for the expected term of the options. The Company estimated the expected term of options granted by taking the average of the vesting term and the contractual term of the option.

The Company recorded compensation expense related to stock options of $252,061 and $402,451 for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, approximately $300,000 of total unrecognized compensation cost related to unvested stock options, net of forfeitures, is expected to be recognized over a weighted-average period of 1.93 years.

The Company uses the Black-Scholes option-pricing model to value equity instruments granted to nonemployees at the transaction measurement dates and the fair value of the instruments issued is capitalized or expensed depending on the nature of the transaction.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting for the Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value, less cost to sell. As of December 31, 2011 and 2010, the Company determined that there was no impairment of its long-lived assets.

Comprehensive Loss

Comprehensive loss consists of net loss and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in equity that are excluded from net loss. Comprehensive loss is equivalent to net loss for all periods presented.

Subsequent Events

Subsequent events have been evaluated through May 3, 2012, the date the financial statements were available to be issued.

NOTE 3 – PROPERTY, EQUIPMENT AND CAPITALIZED SOFTWARE

Property, equipment and capitalized software were as follows as of December 31,:

	2011	2010
Computer and other equipment	$15,756,117	$14,804,600
Capitalized software	9,286,251	7,298,862
Office equipment and furniture	1,058,783	1,058,783
Leasehold improvements	888,774	888,774

	26,989,925	24,051,019
Less accumulated depreciation and amortization	(22,308,665)	(20,842,629)

	$4,681,260	$3,208,390

The Company leases certain computer and other equipment under agreements that are classified as capital leases. The cost of the equipment under capital leases included in the balance sheet was approximately $3,950,206 and $3,185,000 at December 31, 2011 and 2010, respectively. Amortization of equipment under capital leases was approximately $508,218 and $629,000 in 2011 and 2010, respectively, which is included in depreciation and amortization expense.

Depreciation and amortization expense related to property, equipment and capitalized software was $1,466,035 and $1,320,748 in the years ended December 31, 2011 and 2010, respectively.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 4 – ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31,:

	2011	2010
Accrued compensation and related expenses	$409,111	$573,026
Accrued employee benefits	401,043	418,333
Accrued expenses and other	567,937	530,897

	$1,378,091	$1,522,256

NOTE 5 – INCOME TAXES

Income tax expense (benefit) consisted of the following for the years ended December 31, 2011 and 2010:

	2011
	Current	Deferred	Total
Federal	$—	$—	$—
State	2,754	—	2,754

Total	$2,754	$—	$2,754

	2010
	Current	Deferred	Total
Federal	$(51,595)	$—	$(51,595)
State	3,000	—	3,000

Total	$(48,595)	$—	$(48,595)

Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal statutory income tax rate of 34% to pretax loss as a result of the following:

	2011	2010
Computed “expected” tax expense	34%	(34%)
State taxes, net of federal benefit	1%	1%
Permanent items and other	14%	27%
Net operating loss not benefited	(47%)	(7%)

	2%	(13%)

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 5 – INCOME TAXES (continued)

The types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities at December 31 are set forth below:

	2011	2010
Deferred tax assets
Accruals, reserves and prepaid expenses	$424,391	$324,879
Net operating loss carryforwards and credits	8,606,110	8,442,211
Depreciation and amortization	425,431	758,061

Total deferred assets	9,455,932	9,525,151
Valuation allowance	(9,455,932)	(9,525,151)

Net deferred tax assets after valuation allowance	$—	$—

The Company evaluates the recoverability of its deferred tax assets based on the sources of taxable income, principally reversing deferred tax liabilities and future taxable income. Based upon available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable; therefore, management has established a valuation allowance for all deferred tax assets. For the years ended December 31, 2011 and 2010, there was a net change of $69,219 and $82,129 respectively, in the valuation allowance.

As of December 31, 2011, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $22,312,000 and $16,478,000, respectively. The federal net operating loss carryforwards expire in 2020 through 2031. The state net operating loss carryforwards expire in 2012 through 2031. The Company also has alternative minimum tax credit carryforwards for federal and state income tax purposes of approximately $20,000 and $15,000, respectively, and they do not expire.

Federal and California tax laws impose substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize net operating losses and credit carryforwards may be limited as the result of such an “ownership change,” as defined in the Internal Revenue Code Section 382.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company evaluated all of its tax positions for which the statute of limitations remained open and determined there were no material unrecognized tax benefits as of January 1, 2009. In addition, there have been no material changes in unrecognized benefits during the years ended December 31, 2011 and 2010.

The Company is subject to income taxes in the U.S. federal and various state jurisdictions. Tax regulations within each jurisdiction are subject to interpretation of the related tax laws and regulations and require the application of significant judgment. With few exceptions, the Company is no longer subject to U.S. federal and state and local income tax examinations by tax authorities for the years prior to 2000. For the years prior to December 31, 2008 for federal purposes and prior to December 31, 2007 for state purposes, any adjustments would be limited to reduction in the net operating loss and credit carryforwards.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 5 – INCOME TAXES (continued)

There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

There are no interest and penalties included in the statement of operations for the years ended December 31, 2011 and 2010. It is the Company’s policy to include interest and penalties in income tax expense.

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock Reserved For Future Issuance

As of December 31, 2011, the Company has reserved the following shares of common stock for issuance in connection with:

Conversion of Series A preferred stock	6,000,000
Conversion of Series B preferred stock	9,905,564
Conversion of Series C preferred stock	4,347,827
Conversion of Series D preferred stock	1,562,584
Exercise of preferred stock warrants	86,666
Options issued and outstanding	5,843,083
Options available for grant	3,762,516

31,508,240

Convertible Preferred Stock

Significant terms of the Series A, B, C, and D Preferred Stock, collectively the “Preferred Stock”, are generally identical and include the following:

•

The Preferred Stock is convertible into common stock at any time after the date of issuance on a one-for-one basis and is subject to adjustments for dilutive issuances, splits, and combinations. Each share shall automatically be converted into shares of common stock (a) at any time upon the affirmative election of the holders of at least 66-2/3% of the outstanding shares of the Preferred Stock or (b) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, covering the offer and sale of common stock for the account of the Company in which (i) the per share price is at least $3.00 and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions, and fees) are at least $15,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid.

•

Liquidation preferences are distributed to Series C and Series D holders prior to the pro rata distribution to the Series A and Series B holders. The per share liquidation values for Series A, B, C, and D are $1.00, $1.15, $1.15, and $1.50, respectively, plus any declared and unpaid dividends. Assets legally available for distribution after payment of the full liquidation preference for the preferred stockholders are distributed to holders of common stock, Series A, B, C, and D on an as-if-converted to common basis.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 6 – STOCKHOLDERS’ EQUITY (continued)

Convertible Preferred Stock (continued)

•

Under certain circumstances, the preferred conversion rate applicable to Series A, B, C and D will be adjusted from a one-to-one basis to a higher rate due to the issuance of securities below the applicable preferred conversion rate applicable to Series A, B, C and D which are not excludable from the preferred conversion rate calculation applicable to each such Series.

•

Series A, B, C, and D holders are entitled to dividends at a rate of 8% of the original issue price of $1.00, $1.15, $1.15, and $1.50, respectively, per share per annum. Dividends are payable only when and if declared by the Board of Directors and are not cumulative.

•	Voting rights are based on an as-converted to common stock basis.

•

The Company’s restated Articles of Incorporation provide that, under certain circumstances, Series A, B, C, and D stockholders who do not meet their minimum pro rata participation level in future financings will be automatically converted to holders of common stock in accordance with the conversion ratios provided under their respective agreements.

Stock Warrants

In May 2003, the Company granted fully exercisable warrants to purchase 53,333 shares of the Company’s Series D Preferred Stock at an exercise price of $1.50 per share in connection with a loan and security agreement (the “May Agreement”). These warrants are outstanding as of December 31, 2011 and expire 10 years after the grant date.

In December 2003, the Company granted fully exercisable warrants to purchase 33,333 shares of the Company’s Series D Preferred Stock at an exercise price of $1.50 per share in connection with an amendment and restatement to the May Agreement. These warrants are outstanding as of December 31, 2011 and expire 10 years after the grant date.

In March 2010 and in conjunction with the non-revolving credit facility described in Note 9, the Company issued warrants to noteholders to purchase 219,894 shares of the Company’s Series D Preferred Stock at an exercise price of $1.91 per share subject to certain adjustments as determined by the Company’s valuation in the event of a change in control. These warrants are outstanding as of December 31, 2011 and expire 10 years after the grant date. The warrants also provide that if the Company completes an initial public offering of its common stock during the term of the warrants, the warrants convert to a common stock warrant. The fair market value of these warrants was estimated by the Company in the amount of $252,000 at the date of issuance, calculated based on the probability weighted expected return method (“PWERM”) pricing model, and considered the following scenarios: initial public offering, sale or merger of the Company, and liquidation. The fair value was recognized as a discount on the debt issued and is being amortized as interest expense over 45 months.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 7 – STOCK OPTIONS

Under the Company’s 1999 Stock Incentive Plan (the “1999 Plan”), as amended, the Company is authorized to grant up to 10,029,600 incentive options, nonstatutory options, or shares of common stock to employees, directors, and consultants. Options have been granted at or above the fair market value of the common stock on the date of grant. The 1999 Plan provides that nonstatutory options may also be granted for not less than 85% of the fair market value of the common stock at the date of grant. Vesting periods are determined by the Company’s Board of Directors and generally provide for shares to vest ratably over a 4-year period. Options generally expire 10 years from the date of grant.

In November 2009, the Company adopted the 2009 Stock Plan (the “2009 Plan”) after the 1999 Plan expired in September 2009. Under the 2009 Plan, the Company is authorized to grant up to 1,205,492 incentive options, nonstatutory options or shares of common stock to employees, directors, and consultants. Options have been granted at or above the fair market of the common stock on the date of the grant. Vesting periods are determined by the Company’s Board of Directors and generally provide for shares to vest ratably over a 4-year period. Options generally expire 10 years from date of grant. The Company no longer grants new options under the 1999 Plan. Cancelled options under the 1999 Plan will be returned to the 2009 Plan and are available for future grants.

A summary of the Plan’s activity follows:

	Options Outstanding
	Shares Available For Grant	Number of Shares	Exercise Price Range	Weighted- Average Exercise Price
Balance at December 31, 2009	723,825	8,962,822	$0.10-0.65	$0.20
Authorized
Granted	(1,591,000)	1,591,000	$0.25-0.275	$0.25
Canceled	2,128,861	(2,128,861)	$0.15-0.65	$0.22
Exercised	—	(70,840)	$0.10-0.29	$0.22

Balance at December 31, 2010	1,261,686	8,354,121	$0.15-0.65	$0.20
Authorized	—	—
Granted	(1,271,479)	1,271,479	$0.30	$0.30
Canceled	3,772,309	(3,772,309)	$0.15-0.65	$0.22
Exercised	—	(10,208)	$0.15-0.65	$0.28

Balance at December 31, 2011	3,762,516	5,843,083	$0.10-0.65	$0.21

Vested and expected to vest		5,422,192	$0.10-0.65	$0.21

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 7 – STOCK OPTIONS (continued)

The following table summarizes information for options outstanding and exercisable as of December 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.10 - 0.165	3,314,645	7.37	$0.15	2,254,162	$0.15
$0.25 - 0.30	2,384,938	8.88	$0.28	608,870	$0.18
$0.40 - 0.50	19,500	2.33	$0.41	19,500	$0.41
$0.525 - 0.65	124,000	3.94	$0.62	117,667	$0.62

	5,843,083	7.90	$0.21	3,000,199	$0.18

As of December 31, 2011, options exercisable had a weighted average remaining contract life of 7.44 years. The amount of cash received from the exercise of stock options was $2,885 and $15,746 in the years ended December 31, 2011 and 2010, respectively. The aggregate intrinsic value of the stock options exercised for the years ended December 31, 2010 was $1,964. There was no intrinsic value of the options exercised for the year ended December 31, 2011.

NOTE 8 – COMMITMENTS AND CONTINGENT LIABILITIES

Lease Commitments

The Company leases office space and equipment under non-cancelable operating or capital leases with various expiration dates through April 2015. Rent expense for the years ended December 31, 2011 and 2010 was $2,520,405 and $2,628,424, respectively. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid. On March 24, 2010, the Company entered into an office lease agreement and was required to provide a letter of credit for approximately $338,000, which served as a security deposit for the duration of the lease term. The letter of credit issued by our financial institution is collateralized by a certificate of deposit for the same amount, which was reflected as restricted cash in other assets, non-current on our balance sheets.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 8 – COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Lease Commitments (continued)

As of December 31, 2011, future net minimum lease payments for capital and operating lease obligations are as follows:

	Capital Leases	Operating Leases
Year ending December 31:
2012	$798,068	$1,406,218
2013	347,920	899,265
2014	135,566	475,197

Total minimum lease payments	$1,281,554	$2,780,680

Less amount representing interest	(116,460)

Present value of net minimum lease payments	1,165,094
Less current portion	(715,793)

Capital lease obligations, less current portion	$449,301

Legal Proceedings

The Company is involved in legal proceedings and claims in the ordinary course of business. It is the opinion of management, after consultation with outside legal counsel, that the ultimate costs to resolve these matters will not have a material adverse impact on the financial condition or operating results of the Company.

NOTE 9 – NOTES PAYABLE

On December 23, 2008, the Company signed a loan and security agreement (the “2008 credit facility”) with a lender for an amount up to $1,250,000, subject to borrowing base availability and other terms and conditions, for working capital and other general corporate purposes. On September 24, 2009, the Company signed an amendment to the 2008 credit facility to increase the facility amount up to $3,750,000 and extend the expiration date from December 22, 2009 to September 23, 2010. Amounts borrowed under the amended 2008 credit facility bear interest equal to the lender’s prime rate plus 1.5%. Total borrowings and amount outstanding under the amended 2008 credit facility was $3,000,000 and the interest rate is 5.5% at December 31, 2009. The amount borrowed was fully paid on January 11, 2010 and on March 29, 2010, the Company terminated the 2008 credit facility.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 9 – NOTES PAYABLE (continued)

On March 30, 2010, the Company signed a non-revolving credit facility agreement (the “2010 credit facility”) with another lender for $3,500,000 to fund working capital expenditures, repayment of outstanding indebtedness and other general corporate purposes. The 2010 credit facility bears interest of 12.5% per annum and is scheduled to expire on December 31, 2013. The amount borrowed is collateralized by all properties, rights, and assets of the Company. Under the 2010 credit facility, the Company is required to comply with both positive and negative covenants. Total borrowings and amount outstanding under this agreement was $2,475,044 at December 31, 2011. In connection with the 2010 credit facility, the Company granted warrants to the lender to purchase 219,894 shares of the Company’s Series D Preferred Stock at an exercise price of $1.91 per share subject to certain adjustments as determined by the Company’s valuation in the event of a change of control. The warrants expire 10 years after the grant date.

On September 27, 2010, the Company signed a loan and security agreement with a lender for an amount up to $1,875,000, subject to borrowing base availability and other terms and conditions, for working capital and other general corporate purposes. On June 7, 2011 the Company signed an amendment to extend the expiration date from March 31, 2011 to March 31, 2012. Amounts borrowed under this loan and security agreement bear interest equal to the greater of 5.50% or the lender’s prime rate plus 1.50%. The amounts borrowed are collateralized by all properties, rights, and assets of the Company. At December 31, 2011, total borrowings and amount outstanding under this agreement was $1,500,000 and the interest rate is 5.50%. The amount borrowed was fully paid on February 15, 2012, and the credit facility was terminated. For the year ended December 31, 2011 and 2010, the Company recorded interest expense of $541,253 and $454,406, respectively.

A summary of principal amounts due under the Company’s existing notes payable are as follows as of December 31, 2011:

2012	$2,660,676
2013	1,314,368

3,975,044
Less unamortized discount	(134,400)

Carrying amount	$3,840,644

Less current portion	(2,593,476)

Noncurrent portion	$1,247,168

For the year ended December 31, 2011 and 2010, the Company recorded $67,200 and $50,400 as interest expense, respectively.

CaseCentral, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2011 and 2010

NOTE 10 – SIGNIFICANT CUSTOMERS

The Company had three customers that accounted for more than 10% of revenues for the years ended December 31, 2011 and 2010, respectively. A summary of the revenues for 2011 and 2010 and accounts receivable balances as of December 31, 2011 and 2010 for each of these customers, as a percentage of total revenues and accounts receivable, is as follows:

	Revenues		Accounts Receivable
	2011	2010	2011	2010
Customer A	21.9%	21.6%	2.7%	0.5%
Customer B	17.0%	16.5%	—%	—%
Customer C	14.3%	—%	14.9%	39.8%
Customer D	—%	15.8%	6.7%	5.4%

NOTE 11 – SUBSEQUENT EVENTS

On February 7, 2012, the Company signed a definitive agreement (“merger agreement”) with Guidance Software, Inc., (“buyer”) to sell all of its issued and outstanding capital stock for a total initial consideration of $16.3 million, 50% of which will be paid in the form of cash and 50% will be paid in the form of the buyer’s common stock. The agreement also provides contingent consideration for up to a maximum of $33 million over the next three years after closing (“earn-out period”). The merger transaction closed on February 21, 2012.

As a condition to the consummation of the merger, the warrants to purchase 53,333 Series D Preferred Stock issued in May 2003 and 33,333 Series D Preferred Stock issued in December 2003, as disclosed in Note 6, were terminated. In consideration of the termination of these warrants, the holder shall have the right to receive 0.177% of the contingent consideration as defined in the merger agreement.

Further pursuant to the terms of the merger agreement, the Company repaid all amount outstanding under the 2010 credit facility, as disclosed in Note 9. The warrants to purchase 219,894 shares of Series D Preferred Stock granted in connection with the 2010 credit facility were also terminated in exchange for a right to receive a cash payment of $420,000 if the final merger consideration after the earn-out period is equal to or greater than $28.5 million.

Certain executives have change of control provisions that allow acceleration of their options. At the close of the merger, all outstanding options granted under the Company’s 1999 and 2009 Stock Plan, whether vested or unvested, as disclosed in Note 7, were cancelled.